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EXHIBIT 23.1

INDEPENDENT AUDITOR'S CONSENT

        I hereby consent to the incorporation by reference in this Registration Statement of VendingData Corporation on Form S-3 of my report dated March 14, 2003, relating to the financial statements of VendingData Corporation for the year ended December 31, 2002, appearing in the Annual Report on Form 10-KSB of VendingData Corporation, as filed on March 30, 2004, and to all references to my firm included in this Registration Statement on Form S-3 and the reference to me under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ James E. Scheifley

James E. Scheifley, Certified Public Accountant
Dillon, Colorado
April 23, 2004

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  EXHIBIT 23.1